Exhibit 10.13

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of the 17th day of November, 2004 (this “Agreement”), is made and entered into by and among Merit Medical Systems, Inc. (“Purchaser”), MedSource Packaging Concepts LLC, a Virginia limited liability company (“Seller”), and each of the following individual residents of the Commonwealth of Virginia: Robert E. Hale (“Hale”), Charles Long (“Long”), Gary W. Kazee (“Kazee”), Willis P. Blackwood (“Blackwood”), Robert C. Walker (“Walker”), Tommy J. West (“West”), and David T. Richardson (“Richardson”) (all such individuals collectively are referred to as the “Members,” and individually each a “Member”), relating to the sale of the assets of Seller’s medical supplies and products packaging, marketing, distribution, sales and services business to Purchaser.  Robert E. Hale shall serve as the “Member Representative” for purposes of this Agreement.

WHEREAS, each of the board of directors of Purchaser and the Members and managers of Seller has approved, and deems it advisable and in the best interests of its respective shareholders or members to consummate the sale by Seller and acquisition by Purchaser of the Acquired Assets (as defined herein), subject only to those liabilities expressly assumed herein by Purchaser, upon the terms set forth herein.

WHEREAS, the Members are the sole members of Seller, and each of the Members has approved of, and consented to, the sale of the Acquired Assets to Purchaser.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I- DEFINITIONS AND INTERPRETATION

Section 1.1                                      Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” means any and all trade accounts, notes and other receivables of Seller in respect of the Business and all claims relating thereto or arising therefrom.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” shall mean this Asset Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule.

“Applicable Law” shall mean any law, regulation, rule, order, judgment or decree to which the Business, the Acquired Assets or Seller is subject.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Associate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Business” shall mean the medical supplies and products packaging, marketing, distribution, sales and services business heretofore conducted by Seller, including the Acquired Assets and all the goodwill appurtenant to such business.

“Closing” shall mean the closing referred to in Section 3.1.

“Closing Date” shall mean the date of execution hereof.

“COBRA” shall mean Sections 601 through 607 of ERISA, Section 4980B of the Code, and any comparable state or foreign laws requiring the provision of continuation coverage for former employees under any Seller group health plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any agreement, contract, purchase or sale order, mortgage, indenture, lease, franchise or other instrument relating to the Business to which Seller is a party or by which the Business or any of the Acquired Assets is bound.

“Computer Software” shall mean computer software programs, databases and all documentation related thereto.

“Defect” shall mean a defect or impurity of any kind, whether in design, workmanship, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of an item, or the failure to warn of the existence of any defect, impurity, or dangerous propensity other than the dangerous propensities inherent therein.

“Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by each of the Seller and the Members and delivered to Purchaser simultaneously with the execution hereof.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, charges, easements, restrictions on use of enjoyment, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements imposing restrictions on title or use or other restrictions on title or transfer of any nature whatsoever.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorneys’ fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Seller related to the Business, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental

Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall mean each of the Business’ (i) balance sheets as of June 30, 2004, March 31, 2004, and each of December 31, 2003, 2002 and 2001; (ii) statements of operations for the three month and six month periods ending March 31, 2004 and June 30, 2004, respectively, and for the 12-month periods ended December 31, 2003, 2002 and 2001, respectively; and (iii) statements of cash flows for the three month and six month periods ending March 31, 2004 and June 30, 2004, respectively, and for the 12-month periods ended December 31, 2003, 2002 and 2001, respectively.

“GAAP” shall mean United States generally accepted accounting principles, as consistently applied.

“Governmental Entity” shall mean a court, arbitral, tribunal, administrative agency or commission or other governmental or regulatory authority or agency or any state, city, county, or other governmental or quasi-governmental body having any jurisdiction over the Business, Acquired Assets, Seller or Members.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a loan agreement, note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all liabilities secured by any lien on any property, and (v) all guarantee obligations.

“Intellectual Property” shall mean all (i) trademarks (U.S. and foreign registered and unregistered trademarks, trade dress, domain names, service marks, logos, trade names, business names and all registrations and applications to register the same), (ii) patents (issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights), (iii) copyrights (U.S. and foreign registered and unregistered copyrights, including those in computer software and databases, rights of publicity and all registrations and applications to register the same), (iv) trade secrets (all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business information), (v) licenses (all licenses and agreements pursuant to which Seller has acquired rights in or to any trademarks, patents or copyrights used by or for the benefit of the Business, or licenses and agreements pursuant to which Seller has licensed or transferred the right to use any trademark, patent or copyright which constitutes a part of the Acquired Assets), and (vi) all proprietary and confidential information of Seller and all of Seller’s other information and intangible property rights that are currently owned by Seller or the Business for the benefit of the Business or used in the Business or that is necessary to conduct the Business as presently conducted, including, without limitation: (a) trade secrets, technical information, know-how, designs, processes, patents, patent applications, and copyrights, and all improvements thereof, (b) all data, files, books and records, customer lists, and order information, (c) the name “MedSource Packaging Concepts” (and any derivatives of such name), and (d) all Internet domain names and sites, email addresses, telephone numbers (and related directory listings) and similar information and rights.

“Knowledge of Seller” concerning a particular area or aspect of the Acquired Assets, Business or related affairs shall mean the knowledge of each Member and of each of Seller’s management personnel of the Business and all knowledge which was or could have been obtained upon inquiry by such of Seller’s management level employees whose duties would, in the normal course of Seller’s affairs, result in such management level employees having knowledge concerning such area or aspect.

“Lease” shall mean each lease pursuant to which Seller (for the use or benefit of the Business) leases any real or personal property.

“Liabilities” shall mean the debts, liabilities, claims, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the Closing) of Seller (other than the Retained Liabilities).

“Material Adverse Effect” means an effect on the financial condition, results of operations, prospects or business of the Business or the Acquired Assets or Liabilities of the Business, each taken as a whole (other than as a result of changes (a) in law or applicable regulations or the official interpretations thereof, or (b) in GAAP) that may reasonably be considered material by Purchaser in its evaluation of Seller and the Business.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, and radon.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Payoff Consideration” has the meaning set forth in section 2.5(a).

“Permits” means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan” shall mean each deferred compensation and each incentive compensation, stock or unit purchase, stock or unit option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, unit bonus or other plan, fund, or program that is a “pension plan” (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by Seller or by any ERISA Affiliate, or to which Seller or an ERISA Affiliate is party or has any obligations, whether written or oral, for the benefit of any Member, manager, consultant, employee or former employee of the Business.

“Product” shall mean any product or component thereof, built, designed, manufactured, shipped, sold, marketed, distributed, packaged and/or otherwise introduced into the stream of commerce by Seller on behalf of the Business, including any product sold by Seller as the distributor, agent, or pursuant to any other contractual relationship with a third-party manufacturer or vendor.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchaser” shall mean Merit Medical Systems, Inc., a Utah corporation.

“Purchaser Indemnified Persons” shall mean Purchaser and each of its Affiliates.

“Purchaser Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Article IX) incurred by any of the Purchaser Indemnified Persons that arise out of:

(i)                                     any breach by any of Seller or Members of any of their representations and warranties contained in or made by or pursuant to this Agreement;

(ii)                                  any of the events, circumstances or conditions described in Section 4.16 hereof, any pollution or threat to human health or the environment that (A) is related in any way to the Business or management, use, control, ownership or operation of the properties of the Business prior to the Closing, including all on-site and off-site activities involving Materials of Environmental Concern, and (B) occurred, existed, or arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in the Disclosure Schedule; or any Environmental Claim against the Business or any Person whose liability for such Environmental Claim the Business has assumed or retained either contractually or by operation of law;

(iii)                               any breach by any of the Seller or Members of any of their covenants in this Agreement that survive the Closing;

(iv)                              any of the Retained Liabilities; or

(v)                                 the waiver by the Parties of Virginia’s “Bulk Sales” statute.

All statements contained in any exhibit, schedule or other writing delivered by any of the Seller or Members pursuant hereto or in connection with the Transactions shall be deemed representations and warranties.

“Real Property” shall mean the real property that is the subject of the Real Property Lease.

“Real Property Leases” shall mean those two certain Leases, (a) the first, dated 4/25/01, between Seller and Carl York, Jr., and Richard Lert, Trustees of the Ariana Austin Fairbanks of 1976 Waimalu Trust; Carl York, Jr., and Richard Lert, Trustees of the Ariana Austin Fairbanks Trust, dated April 28, 1978; Carl York, Jr., and Linda S. Dalby, Trustees of the 1976 Waimalu Mauku Trust; and Carl York, Jr., and Linda S. Dalby, Trustees of the Waibalu Mauko Trust, dated February 27, 1980 (Landlord), and (b) the second, dated November 10, 2000, between Seller and Eskimo Pie Corporation, which Lease was assigned, effective May 15, 2003, to 901 Moorefield LLC (Landlord), and includes all rights and appurtenances pertaining to such lease and property, including all easements, rights, interests, tenements, hereditaments and privileges.

“Required Consents” shall mean consents related to agreements which involve the payment or receipt by Seller of amounts in excess of $5,000 per annum or other agreements that may be material or have a material impact on the Business.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Seller Indemnified Persons” shall mean each of Seller and its Affiliates.

“Seller Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of Seller’s rights) incurred by any of the Seller Indemnified Persons arising out of:

(i)                                     any breach by Purchaser of any of its representations and warranties contained in or made by or pursuant to this Agreement; or

(ii)                                  any breach by Purchaser of any of its covenants in this Agreement that survive the Closing.

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, unit or membership interest, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Audit” shall mean any deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement.

“Transfer Taxes” shall mean all sales (including, without limitation, bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

“Warrant” shall have the meaning set forth in Section 2.5(a).

Section 1.2                                      Interpretation.

(a)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)                                 The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c)                                  The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning.

(d)                                 A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e)                                  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f)                                    As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the prospects, consolidated financial condition, businesses or results of operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the Transactions.

(g)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II- PURCHASE AND SALE OF ASSETS

Section 2.1                                      Sale and Transfer of Assets.

(a)                                  On the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of any Encumbrances, all right, title and interest in and to the assets, properties and rights of the Business as those assets exist on Closing, other than the Retained Assets, as that term is defined in Section 2.2, (collectively, the “Acquired Assets”), including, without limitation, the following:

(i)                                     the assets set forth on Section 2.1(a)(i) of the Disclosure Schedule;

(ii)                                  all of Seller’s rights and benefits under those contracts, purchase orders, leases, proposals or bids relating to the Business identified in Section 2.1(a)(ii) of the Disclosure Schedule (the “Assumed Contracts”);

(iii)                               all of Seller’s books, files and records relating to the Business, the Acquired Assets or Assumed Liabilities, except for certain books and records described on Section 2.1(a)(iii) of the Disclosure Schedule;

(iv)                              all personal computers and software related to or used in connection with the Acquired Assets or Business;

(v)                                 all inventory, supplies, and other consumables related to or used in connection with the Acquired Assets or Business (the “Inventory”);

(vi)                              all Permits used or held for use in connection with the Acquired Assets or Business, solely to the extent such Permits may be assigned or transferred;

(vii)                           all Accounts Receivable of the Business;

(viii)                        all rights under the Real Property Lease and any other real property used or held for use by the Seller or in connection with the Business, together with (i) all buildings, other facilities and other structures and improvements related thereto, (ii) all rights, privileges, hereditaments and appurtenances appertaining thereto or to any of such buildings or other facilities or other structures or improvements, and (iii) all fixtures, leasehold improvements, installations, equipment (including furniture, fax machines and other office equipment) and other property attached thereto or located thereon;

(ix)                                all prepayments, deposits or advances related to Assumed Contracts;

(x)                                   all equipment, machinery, vehicles, tools, equipment replacement and spare parts and supplies owned by Seller and used or held for use in connection with the Acquired Assets or Business;

(xi)                                any advertising or promotional materials related to or used in connection with the Acquired Assets or Business;

(xii)                             all goodwill related to the Business and Acquired Assets including the name “MedSource Packaging Concepts”;

(xiii)                          all manufacturer’s warranties to the extent related to the Acquired Assets or Business and all claims under such warranties;

(xiv)                         all prepaid expenses of the Business;

(xv)                            all promissory notes or notes receivable in favor of the Business;

(xvi)                         all security deposits, earnest deposits, and all other forms of security placed with Seller related to or in connection with the Acquired Assets or Business for the performance of a contract or agreement;

(xvii)                      all of Seller’s other tangible and intangible assets and properties which are used in connection with the Business; and

(xviii)                   all right, title and interest in and to the Intellectual Property of Seller used in connection with the Business or the Acquired Assets including all of the Trade names and Trademarks listed on Schedule 2.1(a)(xviii).

To the extent any Acquired Assets are owned, managed or leased by any subsidiary of Seller, (i) such items are included within the term “Acquired Assets,” (ii) such subsidiary is deemed to be included within the term “Seller,” and (iii) Seller shall cause each such subsidiary, at the Closing, to convey such Acquired Assets to Purchaser, or to Seller for conveyance to Purchaser, in accordance with the provisions hereof.

Section 2.2                                      Retained Assets.  Notwithstanding Section 2.1, all of Seller’s right, title and interest in the following properties, assets and rights shall be excluded from the Acquired Assets (collectively, the “Retained Assets”):

(i)                                     the assets set forth in Section 2.2 of the Disclosure Schedule;

(ii)                                  any assets and associated claims arising out of Retained Assets or Retained Liabilities;

(iii)                               all contracts between Seller and a third party in which the third party or Seller is in material default or breach or is the subject of bankruptcy, insolvency, or similar proceedings;

(iv)                              any asset, offset, refund, insurance proceeds, receipts and other benefits related to litigation for which Seller is retaining the liability related to such litigation;

(v)                                 all Tax refunds;

(vi)                              all cash and cash equivalents of Seller; and

(vii)                           the record books of Seller.

Section 2.3                                      Assumption of Liabilities.

(a)                                  At the Closing, Purchaser shall assume the following Liabilities of the Business (collectively, the “Assumed Liabilities”):

(i)                                     all Liabilities set forth on Section 2.3 of the Disclosure Schedules;

(ii)                                  all obligations under the Assumed Contracts to be performed subsequent to the Closing Date; and

(iii)                               all obligations under the Real Property Lease to be performed subsequent to the Closing Date.

(b)                                 Nothing contained in this Section 2.3 or in any instrument of assumption executed by Purchaser at the Closing shall release or relieve Seller or the Members from their representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument, agreement or document executed pursuant hereto or in connection herewith, including, without limitation, Seller’s and the Members’ indemnification obligations in accordance with the provisions of Article IX hereto.

Section 2.4                                      Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of Seller or the Business except as provided in Section 2.3(a), and Seller shall be solely and exclusively liable with respect to, and shall pay, perform or discharge, and indemnify Purchaser against any loss, liability, damage or expense arising from all Liabilities of Seller and the Business to the extent such Liability would be considered a Retained Liability under this Section 2.4, whether disclosed or undisclosed, whether known or unknown, whether asserted or unasserted, other than the Assumed Liabilities (collectively, the “Retained Liabilities”), including, without limitation, those Liabilities set forth below:

(i)                                     all Liabilities relating to the Retained Assets;

(ii)                                  all Liabilities that Seller has expressly agreed to retain, pay for or be responsible for pursuant to this Agreement;

(iii)                               all Liabilities of the Business arising out of the conduct of the Business on or prior to Closing, including, without limitation, all warranty, replacement or other claims with respect to Products or Inventory held by Seller or in process of being shipped as of the Closing Date, unless otherwise expressly set forth herein;

(iv)                              all Liabilities of the Business under Environmental Laws arising from activities occurring on or prior to the Closing;

(v)                                 all Liabilities of the Business for Taxes attributable to any period (or portion thereof) ending on or prior to Closing, including all Taxes arising out of the Business or the Acquired Assets, including any ad valorem, real or personal or intangible property, sales, personal, social security or other Taxes which are not due or assessed until after Closing but which are attributable to any period (or portion thereof) ending on or prior to Closing;

(vi)                              all Liabilities of the Business to the current or former employees of the Business or their family members relating to or arising out of any period on or prior to the Closing (including, without limitation, all Liabilities under or with respect to Plans, and all Liabilities with respect to vacation or sick or comp pay or benefits);

(vii)                           all Liabilities of Seller arising out of or related to any Encumbrances on any Acquired Asset;

(viii)                        all Liabilities for death, personal injury, other injury to Persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to Acquired Assets or Products (or any part or component) designed, manufactured, serviced, leased or sold, or services performed, by the Seller or Business, including, without limitation, any such Liabilities based on negligence, strict liability, design or manufacturing Defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use or allegations concerning any of the foregoing related to events or activities occurring on or prior to the Closing Date;

(ix)                                all Liabilities arising from contracts related to the Business entered into by Seller which, for whatever reason, are not assignable to Purchaser as listed on Section 2.4(a)(ix) of the Disclosure Schedule;

(x)                                   all Liabilities arising out of or relating to the Business or Acquired Assets or Products of the Business and arising from events or circumstances occurring on or prior to the Closing (or any part or component) or services which are performed by the Business which constitute, may constitute, or are alleged to constitute a tort, breach of contract or violation of, or noncompliance with any Applicable Law, including, without limitation, relating to employment, workers’ compensation, occupational health and safety, occupational disease, occupational injury, toxic tort or Environmental Law;

(xi)                                any retrospective premiums, reinsurance payments, payments under reimbursement contracts or other adjustments under any insurance policy maintained for the benefit of the Business or its respective predecessors covering any Liability that is a Retained Liability;

(xii)                             all Liabilities of Seller under any guaranties issued, granted or provided in connection with the Business for activities, sales or services performed on or prior to the Closing Date;

(xiii)                          all tort claims or other claims of any kind or nature related to the Products sold by Seller on or prior to the Closing Date; and

(xiv)                         all other Liabilities to the extent relating to or arising out of the operations or businesses of Seller other than the Assumed Liabilities.

Section 2.5                                      Purchase Price; Warrant; Escrow Agreement.

(a)                                  Subject to the terms of this Agreement, in consideration of the aforesaid assumption of the Assumed Liabilities and the sale, conveyance, assignment, transfer and delivery to Purchaser of the Acquired Assets, at the Closing, Purchaser shall (i) pay on behalf of Seller those certain liabilities of Seller set forth on Exhibit A attached hereto (such liabilities are collectively referred to as the “Payoff Consideration”) according to the payment instructions set forth on such exhibit, and (ii) deliver seven separate warrants to purchase an aggregate of 100,000 shares of common stock of the Purchaser, in a form substantially similar to that set forth as Exhibit B attached hereto (the “Warrant,” and collectively with the Payoff Consideration, the “Purchase Price”) to the Escrow Agent (as such term is defined in the Escrow Agreement).  The exercise price of the shares issuable upon exercise of the Warrant shall be equal to the average closing price of Purchaser’s common stock as reported by the Nasdaq stock market for the ten trading days immediately preceding the Closing Date.

(b)                                 On the Closing Date, the Warrant shall be placed in escrow, and be subject to the terms of that certain Escrow Agreement, a form of which is attached hereto as Exhibit C, in addition to the terms of this Agreement.  The Warrant shall remain in escrow for a period of 12 months from the Closing Date and shall be a source of recovery for the Purchaser against any Purchaser Losses.  In the event of each and any Purchaser Losses, Seller and Member Representative, on behalf of the Members, may elect, within 15 days from the initial notice related thereto by Purchaser to Seller according to the Escrow Agreement, either of the following methods to repay such Purchaser Losses: (i) to have the number of shares issuable upon exercise of the Warrant reduced by the amount of any Purchaser Losses, according to the following formula: (A) each amount of Purchaser Losses shall be divided by the amount by which each share issuable upon exercise of the Warrant exceeds the exercise price thereof (if any) on the date when any amount of Purchaser Losses is established, and (B) the quotient determined according to (A) above shall be the number of shares issuable under the Warrant that are canceled as of such date; or (ii) Seller, Member Representative or any of the Members, as determined among themselves, may pay to Purchaser the amount of such Purchaser Losses in cash.  If Purchaser has not received such amount in cash according to (ii) above within 15 days of the initial notice by Purchaser to Seller according to the Escrow Agreement, Seller and the Member Representative, on behalf of the Members, shall conclusively be deemed to have accepted the reduction in shares issuable under the Warrant as set forth in (i) above.  Upon each event resulting in a reduction in the number of shares exercisable upon issuance of the Warrant, the Warrant shall be canceled and Purchaser shall deliver a new warrant, containing terms identical to the Warrant other than the reduction in the number of shares issuable upon exercise according to this Section 2.5(b), to the Escrow Agent.

(c)                                  In the event that the shares issuable upon exercise of the Warrant, according to the terms of this Agreement and the Warrant, become exercisable during the term in which the Warrant is subject to the Escrow Agreement, then Seller and the Member Representative, on behalf of the Members, may elect to (i) choose to exercise all or a part of the Warrant (according to the terms of the Warrant) and receive the shares issuable upon such exercise, and (ii) if a registration statement with respect to such shares filed with the Securities and Exchange Commission has been declared effective, sell such shares according to all applicable laws, rules and regulations.  Notwithstanding the foregoing, each of Seller, the Member Representative and the Members acknowledge and agree that all such shares issued upon exercise of the Warrant, and all such proceeds received upon sale of any such shares, shall be made payable to the Escrow Agent and subject to the Escrow Agreement in the same manner that the Warrant was held in the Escrow Agreement.

Section 2.6                                      Allocation of Purchase Price; Tax Filings.  Purchaser and Seller shall allocate the Purchase Price plus Assumed Liabilities among the Acquired Assets in the manner to be determined by Purchaser in the exercise of its reasonable discretion.  Each of Purchaser and Seller shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation, and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise.  In the event that such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

ARTICLE III- THE CLOSING

Section 3.1                                      The Closing.  Upon the terms of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of execution of this Agreement, unless another date or place is agreed in writing by each of the parties hereto.  The Closing shall occur at the offices of Parr Waddoups, Brown, Gee & Loveless at 10:00 a.m. local time, or at such other place or time as the parties shall agree.

Section 3.2                                      Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered), the following:

(a)                                  duly executed Bills of Sale for the personal property in customary form reasonably acceptable to Purchaser;

(b)                                 duly executed Assignment of Contracts for the Assumed Contracts in customary form reasonably acceptable to the Purchaser;

(c)                                  all documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to Purchaser of all vehicles and any other property owned by Seller which are included in the Acquired Assets as part of the Business and which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser;

(d)                                 assignments of all Intellectual Property which is listed in Section 3.2(e) of the Disclosure Schedule as owned by Seller for the benefit of the Business;

(e)                                  assignment of the Real Property Lease;

(f)                                    executed copies of the Required Consents referred to in Section 4.5 hereof;

(g)                                 all documents containing or relating to “know-how” to be acquired by Purchaser pursuant hereto;

(h)                                 all of the books and records of Seller relating to the Business, except as otherwise required by law and except as are set forth in Section 2.1(a)(iii) of the Disclosure Schedule;

(i)                                     a certification of non-foreign status for Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

(j)                                     all Permits referred to in Article 2.1(a)(vi) hereof;

(k)                                  any other certifications from Seller or any of its Affiliates which may be required under Applicable Law necessary to establish that no Taxes are due to any taxing authority for which the Purchaser could have liability to withhold and pay with respect to the transfer of the Business;

(l)                                     all such other deeds, endorsements, assignments and other instruments as, in the reasonable opinion of Purchaser’s counsel, are necessary to vest in Purchaser good and marketable title to the Acquired Assets;

(m)                               all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions; and

(n)                                 the opinion of counsel referred to in Section 7.2(b) hereof.

Section 3.3                                      Deliveries by Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered), the following:

(a)                                  evidence of payment in full of each item of the Payoff Consideration;;

(b)                                 executed copy of the Warrant;

(c)                                  executed copies of any assumption or assignment document related to the Assumed Liabilities that Purchaser is required (in its reasonable judgment) to execute ; and

(d)                                 such other documents as are required to be delivered by Purchaser to Seller pursuant to this Agreement.

ARTICLE IV- REPRESENTATIONS AND WARRANTIES

OF THE SELLER AND MEMBERS

Except as specifically set forth in the Disclosure Schedule prepared and signed by Seller and Members and delivered to Purchaser simultaneously with the execution hereof, Seller and Members, jointly and severally, represent and warrant to Purchaser that all of the statements contained in this Article IV are true and complete as of the date hereof.  Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section.  In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

Section 4.1                                      Authorization.  Seller has full power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Seller of this Agreement and the consummation by it of the Transactions have been duly authorized and unanimously consented to by Seller’s manager(s), if any, and the Members, and no other member action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions.

Section 4.2                                      Binding Agreement.  This Agreement has been duly executed and delivered by Seller, Members and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement is a valid and binding obligation of Seller and Members enforceable against such persons in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.3                                      Organization; Qualification of Seller.  Seller (i) is a limited liability company organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (ii) has full power and authority to carry on the Business as it is now being conducted and to own the Business; and (iii) is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which the conduct of the Business requires such qualification or, if not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any material adverse effect (including assessment of state taxes for prior years) upon its business and properties.  Seller has heretofore made available to Purchaser complete and correct copies of the certificate or articles of organization and operating agreement of Seller as presently in effect or other organizational documents.

Section 4.4                                      Subsidiaries and Affiliates.  Section 4.4 of the Disclosure Schedule sets forth the jurisdictions in which Seller is qualified to do business, the authorized and outstanding capital of Seller, along with the membership interest owned by each Member.

Section 4.5                                      Required Consents and Approvals; No Violations.  Except as set forth on Section 4.5 of the Disclosure Schedule none of the execution, delivery or performance of this Agreement by Seller or any Member, the consummation by Seller of the Transactions or compliance by Seller or any Member with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate or articles of organization, operating agreement or similar organizational documents of Seller, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including, without limitation, consents from parties to loans, contracts, leases and other agreements to which any of Seller or a Member is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, arrangement or understanding to which Seller or any Member is a party or by which the Business or Acquired Assets are bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, the Business, the Acquired Assets, or any of their properties or assets.

Section 4.6                                      Financial Statements.  True and complete copies of the Financial Statements, together with the related auditors reports (if applicable), are included in Section 4.6 of the Disclosure Schedule.  The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of Seller, comply in all material respects with applicable accounting requirements and income tax filing requirements, have been prepared on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the financial position and the results of operations and cash flows (and changes in financial position, if any) of Seller and the Business as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).

Section 4.7                                      Books and Records.  Seller’s books of account and other records relating to the Business are complete and correct in all material respects and have been maintained in accordance with sound business practices.

Section 4.8                                      Liabilities.  Seller has sufficient assets (including without limitation the Retained Assets) apart from the Acquired Assets to satisfy all liabilities of Seller that are not being assumed or paid off by Purchaser pursuant to this Agreement (including without limitation the Retained Liabilities).  Seller and Members represent and warrant that the assets of Seller not being sold to Purchaser will be used by Seller and Members to satisfy all liabilities of the Seller that are not being assumed by Purchaser in this Agreement or satisfied by the Payoff Consideration.  Except as disclosed in the Financial Statements and as set forth in Section 4.8 of the Disclosure Schedule, the Business has no liability or obligation of any nature, (including, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured) that has, or would be reasonably likely to have, a Material Adverse Effect.  The liabilities to be paid by Purchaser as part of the Purchase Price are all of the liabilities of Seller and there are no other liabilities of Seller.  Upon Purchaser paying the Purchase Price, by Purchaser waiving the requirements of Virginia’s “Bulk Sales” statute, no party will have any claim against the Acquired Assets or against Purchaser for failure to comply with Virginia’s Bulk Sales statute and Seller and the Members, jointly and severally, will indemnify and hold Purchaser harmless against all such liability, loss, cost or expense.

Section 4.9                                      Accounts Receivable.  All Accounts Receivable of the Business represent sales actually made in the ordinary course of business.  Each of the Accounts Receivable to be included in the Acquired Assets will be collected in full, within 90 days from the Closing Date.

Section 4.10                                Material Contracts.

(a)                                  Section 4.10(a) of the Disclosure Schedule sets forth the following, including any legally binding oral agreements or arrangements covered by the following:

(i)                                     each agreement that materially or adversely affects or materially restricts the freedom of Seller to compete in its lines of business or with any Person or in any geographical area, for any length of time, or otherwise to conduct its business as presently conducted or materially and adversely affect or materially restrict, the business, operations, assets, properties or condition (financial or other) of the Business as currently conducted;

(ii)                                  each of Seller’s collective bargaining or union contract or agreement and each employment or severance contract or agreement which constitutes a part of the Acquired Assets related to an employee of the Business;

(iii)                               each contract or agreement for the receipt of maintenance, consulting or other services which constitutes a part of the Acquired Assets, except those contracts or agreements terminable without penalty on 30 or fewer days’ notice or those involving the receipt or payment of less than $5,000;

(iv)                              each contract or agreement for the purchase of equipment, materials or supplies which constitutes a part of the Acquired Assets, except those contracts or agreements terminable without penalty on 30 or fewer days’ notice or those involving the receipt or payment of less than $5,000;

(v)                                 each contract or agreement with any employee or third party which constitutes a part of the Acquired Assets which is not terminable without penalty on 30 or fewer days’ notice;

(vi)                              other than this Agreement, each agreement for the acquisition or disposition of Acquired Assets in an amount of $5,000 or more;

(vii)                           all leases and loans, capitalized or other, for Acquired Assets which are leased, or owned, by Seller and which are not Retained Liabilities;

(viii)                        each indemnification agreement entered into by Seller in the last two years from the date hereof which constitutes a part of the Acquired Assets and each such agreement entered into prior thereto if Seller has any continuing obligations to perform services thereunder;

(ix)                                each agreement which involves the receipt or payment of more than $5,000 which constitutes a part of the Acquired Assets and (1) is not terminable without Liability, penalty or premium (whether imposed by contract, law, regulation or otherwise) on 30 or fewer days’ notice or (2) has an unexpired term of over one year;

(x)                                   each agreement, warranty, contract, or lease involving more than $5,000 relating to any of the Acquired Assets; and

(xi)                                each Assumed Contract.

(b)                                 Seller has made available to Purchaser true, correct and complete copies of all agreements set forth in Section 4.10(a) of the Disclosure Schedule (the “Material Contracts”).

(c)                                  Except as set forth in Section 4.10(c) of the Disclosure Schedule, each Material Contract is in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of Seller, as the case may be, as a party thereto, in accordance with the terms of such agreement.  To the Knowledge of Seller, each Material Contract is a legal, valid and binding obligation of the other party or parties to such Material Contract.  In the past twelve months, Seller has not given or received a notice of default under (whether oral or written) or had any material dispute with respect to any Material Contract.

Section 4.11                                Absence of Certain Changes.  Except as set forth in Section 4.11 of the Disclosure Schedule, since December 31, 2003, the Business has been conducted only in the ordinary and usual course consistent with past practice, and neither Seller (with respect to the Acquired Assets) nor the Business has or could reasonably be expected to have:

(a)                                  suffered any Material Adverse Effect;

(b)                                 except as set forth in Section 4.11(b) of the Disclosure Schedule, incurred any liability or obligation (absolute, accrued, contingent or otherwise) except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $5,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(c)                                  except as set forth in Section 4.11(c) of the Disclosure Schedule, paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in Seller’s latest balance sheet or incurred in the ordinary course of business and consistent with past practice since the date of such balance sheet;

(d)                                 permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due, except as set forth in Section 4.11(d) of the Disclosure Schedule;

(e)                                  except as set forth in Section 4.11(e) of the Disclosure Schedule, written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

(f)                                    except as set forth in Section 4.11(f) of the Disclosure Schedule, cancelled any debts or waived any claims or rights of substantial value;

(g)                                 sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(h)                                 except as set forth in Section 4.11(h) of the Disclosure Schedule, disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

(i)                                     except as set forth in Section 4.11(i) of the Disclosure Schedule, granted any general increase in the compensation of employees of the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any other increase in the compensation payable or to become payable to any employee of the Business, and no such increase is customary on a periodic basis or required by agreement or understanding;

(j)                                     except as set forth in Section 4.11(j) of the Disclosure Schedule, made any single capital expenditure or commitment in excess of $5,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $10,000 (on a Business-wide basis) for additions to property, plant, equipment or intangible capital assets;

(k)                                  declared, paid or set aside for payment any dividend or other distribution in respect of its units or membership interests;

(l)                                     made any change in any method of accounting or accounting practice; or

(m)                               paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its Members or managers or any Affiliate or Associate of any of its Members or managers except for compensation to employees at rates not exceeding the rates of such fees and compensation paid during the year ended December 31, 2003.

Section 4.12                                Title to Assets; Encumbrances.  Seller has good, valid and marketable title to all the Acquired Assets that it purports to own (tangible and intangible) free and clear of all Encumbrances.  Upon closing the transactions as contemplated in this Agreement, Purchaser will own the Acquired Assets free and clear of all Encumbrances.  The rights, properties and other assets to be conveyed to Purchaser pursuant hereto include all rights, properties and other assets used by Seller to conduct the Business or necessary to permit Purchaser to conduct the Business after the Closing in all material respects in the same manner as such business has been conducted by Seller prior to the date hereof.

Section 4.13                                Real Property.

(a)                                  Seller owns no real property.  Section 4.13(a) of the Disclosure Schedule sets forth the location of the leased Real Property, and includes a status report therefore.  To the knowledge of the Seller, there are no proceedings, claims, disputes or conditions affecting the Real Property that might curtail or interfere with the use of such property.  To the knowledge of the Seller, neither the whole nor any portion of the Real Property nor any other Acquired Asset is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority, nor to the Knowledge of Seller has any such condemnation, expropriation or taking been proposed.  Seller is not a party to any lease, assignment or similar arrangement under which any Seller or Member is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

(b)                                 Seller has not received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the leased Real Property or related property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed.

(c)                                  Seller has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, required to use and operate the Real Property in the manner in which the Real Property is currently being used and operated by Seller.  True and complete copies of all such certificates, permits and licenses to the extent they are in the possession of Seller have heretofore been furnished to Purchaser.  Seller (with respect to the Business) has all approvals, permits and licenses (including any and all environmental permits) necessary to operate the Real Property as currently operated, and no such approvals, permits or licenses will be required, as a result of the Transactions, to be issued after the date hereof in order to permit Purchaser and the Business, following the Closing, to continue to operate the Real Property in the same manner as heretofore, other than any such approvals, permits and licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant.

(d)                                 Except as set forth in Section 4.13(e) of the Disclosure Schedule, there are no material, unusual matters which could delay, prevent, prohibit, impair or materially limit the currently intended use or occupancy of the Real Property.

Section 4.14                                Leases.

(a)                                  Section 4.14(a) of the Disclosure Schedule contains an accurate and complete description of the terms of the Real Property Leases.  A true and complete copy of each lease has been delivered to Purchaser.  The Real Property Leases are valid, binding and enforceable upon Seller, and to the Knowledge of Seller, upon the other party thereto in accordance with their terms and are in full force and effect.  To the Knowledge of Seller, the leasehold estate created by each of the Real Property Leases is free and clear of all Encumbrances.  Except for the failure to pay rent, the exact amount of such rent that is owed as of the date hereof is set forth on Section 4.14(a) of the Disclosure Schedule and is a part of the Payoff Consideration and is accrued and identified on Seller’s financial statements, there are no existing defaults by Seller under either of the Real Property Leases.  No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under the Real Property Leases.  Seller has no reason to believe that the lessor under either of the Real Property Leases will not consent (where such consent is necessary) to the consummation of the Transactions without requiring any modification of the rights or obligations of the lessee thereunder.

(b)                                 Section 4.14(b) of the Disclosure Schedule contains an accurate and complete description of the terms of each Lease.  True and complete copies of each such lease has been delivered to Purchaser.  Each Lease is valid, binding and enforceable upon Seller, and to the Knowledge of Seller, upon the other party thereto in accordance with its terms and is in full force and effect.  To the Knowledge of Seller, the leasehold estate created by each Lease is free and clear of all Encumbrances.  There are no existing defaults by Seller under any Lease.  No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease.  Seller has no reason to believe that the lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transactions without requiring any modification of the rights or obligations of the lessee thereunder.

Section 4.15                                Condition of Assets.

(a)                                  Except as set forth in Section 4.15(a) of the Disclosure Schedule, none of the Acquired Assets have any Defects and all Acquired Assets are in good operating condition and repair and are adequate and fit for the uses to which they are being put.  Other than the Acquired Assets, no item of property or other asset is necessary for the operations and business of the Business or of Seller as conducted as of the Closing Date.  To the Knowledge of Seller, none of the Acquired Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Seller has not received notification that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation in respect of the Acquired Assets.

(b)                                 Except as set forth on Section 4.15(b) of the Disclosure Schedule, all raw material, work-in-process and finished goods inventory of Seller (i) is of a quantity and quality usable or salable in the ordinary course of business except for obsolete inventory which has been written down on Seller’s June 30, 2004 balance sheet to its net realizable value, and (ii) is reflected on the Financial Statements at the lower of cost or market, and all such inventory shown on the Financial Statements has been acquired by Seller for value.

Section 4.16                                Environmental Matters.

(a)                                  Seller is in material compliance with all Environmental Laws.  Such compliance includes, but is not limited to, Seller’s possession of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.  Each permit and other governmental authorization currently held by Seller (pursuant to the Environmental Laws) is specifically identified in Section 4.16(a) of the Disclosure Schedule.

(b)                                 Except as set forth in Section 4.16(b) of the Disclosure Schedule, Seller has not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Seller is not in full compliance with all Environmental Laws.  Seller has delivered to Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to Seller regarding environmental matters pertaining to, or the environmental condition of, Seller or the compliance (or non-compliance) by the Business with any Environmental Laws.

(c)                                  There is no Environmental Claim by any Person that is pending or threatened against the Seller, the Business or the Acquired Assets, or against any Person whose liability for any Environmental Claim Seller has retained or assumed either contractually or by operation of law.

(d)                                 Except as set forth in Section 4.16(d) of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against Seller, the Business or the Acquired Assets, or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim Seller has retained or assumed either contractually or by operation of law.

(e)                                  Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Seller or the Business has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are specifically identified in Section 4.16(e) of the Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by Seller for the use or benefit of the Business are specifically identified in Section 4.16(e) of the Disclosure Schedule, (iii) to the Knowledge of Seller there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated or controlled by the Business and (iv) to the Knowledge of Seller no PCBs or PCB-containing items are used or stored at any property owned, operated or controlled by Seller for the benefit of the Business.

(f)                                    Seller has provided to Purchaser a copy of each assessment, report, datum, result of investigations or audit, and other information that is in the possession of or reasonably available to Seller regarding environmental matters pertaining to or the environmental condition of the Business or the Acquired Assets, or the compliance (or noncompliance) by Seller, the Business or the Acquired Assets with any Environmental Laws.

(g)                                 Except as set forth in Section 4.16(g) of the Disclosure Schedule, Seller is not, and none of the Acquired Assets are, subject to any Environmental Laws requiring (i) the performance of site assessment for Materials of Environmental Concern, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to, or receiving the approval of, any Governmental Entity or (iv) the recording or delivery to any other Person of any disclosure document or statement pertaining to environmental matters by virtue of the Transactions or as a condition to the effectiveness of any of the Transactions.

Section 4.17                                Contracts and Commitments.

(a)                                  Except as set forth in Section 4.17(a) of the Disclosure Schedule, no Person has any agreement, option, understanding or commitments or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from Seller of the Business or any of the Acquired Assets.

(b)                                 The Business has no agreements, contracts, commitments or restrictions that require the making of any charitable contribution.

(c)                                  Except as set forth in Section 4.17(c) of the Disclosure Schedule, no material purchase contracts or commitments of the Business continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of business.

(d)                                 Except as set forth in Section 4.17(d) of the Disclosure Schedule, the Business has no outstanding contracts with managers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

(e)                                  Except as set forth in Section 4.17(e) of the Disclosure Schedule, the Business has no employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations.

(f)                                    Except as set forth in Section 4.17(f) of the Disclosure Schedule, Seller is not (with respect to the Acquired Assets or Business) in material default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any contract, commitment or restriction to which it is a party or by which it is bound which defaults and violations in the aggregate would have a Material Adverse Effect upon the Business.

(g)                                 Set forth in Section 4.17(g) of the Disclosure Schedule is a list of each employee and their current compensation and benefits.

(h)                                 Except as set forth in Section 4.17(h) of the Disclosure Schedule, Seller (with respect to the Acquired Assets or Business) are not restricted by agreement from carrying on their business anywhere in the world.

(i)                                     Seller has no outstanding agreement to acquire any debt obligations of others.

(j)                                     Except as set forth in Section 4.17(j) of the Disclosure Schedule, none of Seller, the Acquired Assets or the Business has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

Section 4.18                                Customers and Suppliers.  Except as set forth in Section 4.18 of the Disclosure Schedule, there has not been a Material Adverse Effect because of a change in the business relationship of the Business during the period January 1, 2004 through the date hereof with any supplier or vendor from whom the Business purchased more than 5% of the equipment, goods or services (on a consolidated basis) which it purchased during the same period.  To the Knowledge of Seller, the consummation of the Transactions will not have a Material Adverse Effect on any vendor, supplier or subcontractor relationship.  Set forth on Section 4.18 of the Disclosure Schedule is a list of the ten largest vendors of the Business during the first nine months of 2004.

Section 4.19                                Insurance.  Section 4.19 of the Disclosure Schedule sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by Seller or the Business or with respect to the Acquired Assets in force on the date hereof with respect to the business or assets of the Business for the last ten years, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and (b) a description of such risks which the Business or the managers or Members of Seller has designated as being self-insured.  The Business has policies of insurance issued by an insurer that Seller believes is financially sound and reputable of the type and in amounts Seller believe is customarily carried by Persons conducting businesses or owning assets similar to those of the Business.  All such policies are in full force and effect, all premiums due thereon have been paid and the Business is otherwise in compliance in all material respects with the terms and provisions of such policies.  Furthermore, (a) the Business has not received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) the Business has received no notice from any of its insurance carriers that (i) any insurance premiums will be increased in the future or (ii) that any insurance coverage presently provided for will not be available to the Business in the future on substantially the same terms as now in effect or (iii) any claims have been denied by the insurer and no such notice is expected to be received, and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Business.

Section 4.20                                Casualties.  Since December 31, 2003, Seller has not been affected in any way as a result of flood, fire, explosion or other casualty that would have a Material Adverse Effect (whether or not material and whether or not covered by insurance).  Seller is not aware of any circumstance which is likely to cause it to suffer any material adverse change in its business, operations or prospects, other than general economic conditions and typical industry risks.

Section 4.21                                Litigation.  Except as set forth in Section 4.21 of the Disclosure Schedule, there is no action, claim, charge, audit, suit, inquiry, proceeding or investigation by or before any Governmental Entity or brought by any third party pending or, to the Knowledge of Seller, threatened against or involving the Business or the Acquired Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the Transactions.  To the Knowledge of Seller, there is no basis for any such action, proceeding or investigation.  Seller is not subject to any judgment, order or decree which may have a Material Adverse Effect on the Acquired Assets or Seller’s ability to acquire any property or conduct the Business.

Section 4.22                                Compliance with Laws; Permits and Licenses.

(a)                                  Each of Seller and the Business have complied, in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect the business, properties or assets of the Business or the Acquired Assets, and to the Knowledge of Seller there are no circumstances that, if not remedied or modified, would prevent or materially interfere with such compliance.

(b)                                 Seller and the Business has in effect and obtained all Permits necessary to conduct the Business as it is presently being conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Entity having jurisdiction over its properties or activities, and there has occurred no default under any such Permit, and to the Knowledge of Seller there are no Permits or licenses that, if not obtained, would prevent or materially interfere with the conduct of the Business as it is presently being conducted.  A list of all Permits necessary to conduct the Business is attached hereto as Section 4.22(b) of the Disclosure Schedule.

(c)                                  Without limiting the foregoing, (i) the operations of the Business do not violate or fail to comply in any material respect with applicable health, fire, safety, zoning or building codes, laws or ordinances, rules or regulations; (ii) Seller has not received any notice not heretofore complied with or in the process of being complied with, from any Governmental Entity having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, facilities, equipment, or business procedures or practices fail to comply in all material respects with any Applicable

Law, ordinance, regulation, building or zoning law, or requirement of any public authority or body; and (iii) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings by any Governmental Entity alleging violations in any material respect of such codes, laws or ordinances.

Section 4.23                                Employee Benefit Plans.

(a)                                  Section 4.23(a) of the Disclosure Schedule contains a true and complete list of all Plans (other than at will employment arrangements that may be terminated at any time without liability).  Neither Seller nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Business or Seller.

(b)                                 Seller has heretofore delivered to Purchaser a true and complete copy of each Plan and any amendments thereto (or if a Plan is not a written Plan, a description thereof), each agreement creating or modifying any related trust, insurance contract, or other funding vehicle for such plan, the most recent annual report and summary plan description required under ERISA or the Code and the most recent determination letter (or master prototype opinion letter, if applicable) issued by the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

(c)                                  Except as listed in Section 4.23(c) of the Disclosure Schedule:

(i)                                     All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA or the Code to each Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Pension Plan or accrued in accordance with the past custom and practice of Seller.  All premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA.

(ii)                                  Other than a Multiemployer Plan, no Plan that is a Pension Plan has been completely or partially terminated or been the subject of a “reportable event” within the meaning of Section 4043 of ERISA.  No proceeding by the PBGC to terminate any such Pension Plan has been instituted or, to the Knowledge of Seller or any Member or manager (or employee with responsibility for employee benefits matters) of Seller, threatened.  The market value of assets under each Pension Plan (including any Pension Plan that is a Multiemployer Plan) equals or exceeds the present value of all vested and non-vested liabilities thereunder, as calculated in accordance with the terms of the Plan and the PBGC or other regulatory agency methods, factors, and assumptions applicable to a Pension Plan terminating on the date hereof.

(iii)                               Neither Seller nor any ERISA Affiliate has incurred, and none of Seller or any Member or manager (or employee with responsibility for employee benefits matters) of Seller has any reason to expect that Seller or any ERISA Affiliate will incur, any Liability (other than for PBGC premiums) to any Person under Title IV of ERISA or under the Code with respect to any Pension Plan, including, without limitation, any “withdrawal liability” within the meaning of

Section 4201 of ERISA or other liability under Subtitle E of Title IV of ERISA with respect to any Multiemployer Plan.

(iv)                              No “complete withdrawal” or “partial withdrawal” (within the meaning of ERISA Sections 4203 and 4205, respectively) has occurred with respect to Seller or any ERISA Affiliate of Seller under any Multiemployer Plan, no liability for any such withdrawal has been asserted, and no events or circumstances have occurred which could result in any such complete or partial withdrawal (other than the sale contemplated by this Agreement).  Neither Seller nor ERISA Affiliate of Seller is bound by any contract or agreement, or has any obligation or liability, described in Section 4204 of ERISA.

(d)                                 None of Seller, the Business, any ERISA Affiliate, any Plan nor any trust thereunder, nor any trustee or administrator thereof has engaged in a transaction with respect to a Plan pursuant to which either a civil penalty under Section 409 or Section 502(i) of the ERISA or a tax under Section 4975 or 4976 of the Code could be imposed.

(e)                                  Each Plan that covers employees of Seller or the Business has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code.  In the case of any Plan maintained for the benefit of employees in Canada or otherwise outside the United States, such Plan has complied with all Applicable Laws of the country in which the Plan is maintained and operated.

(f)                                    Each Plan which covers employees of Seller or the Business that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.  Each Plan intended to satisfy the requirements of Code Sections 125 or 501(c)(9) has satisfied such requirements.

(g)                                 No Plan provides medical, surgical, hospitalization or death benefits (whether or not insured) for employees or former employees of the Business or the Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by COBRA, (ii) death benefits under any Pension Plan.

(h)                                 Neither Purchaser nor the Business will, as a result of the consummation of the Transactions be liable to any current or former employee or their dependants of Seller or the Business for any severance pay, unemployment compensation or any other payment or liability under any Plan, except as expressly provided in this Agreement.  The consummation of the Transactions will not, either alone or in combination with another event, accelerate the time of payment or vesting, or increase the amount of any compensation under any Plan that covers employees of Seller or the Business.

(i)                                     Except for routine claims for benefits, there are no pending, threatened or anticipated claims with respect to any Plan, by any employee of Seller or the Business.

Section 4.24                                Taxes.

(a)                                  All Tax Returns required to be filed on or prior to the Closing Date by or with respect to the Acquired Assets or the operations or the income of Seller and the Business have, within the time and manner prescribed by law, been duly filed with the appropriate tax authorities.  All such Tax Returns are true, correct, and complete in all respects and all Taxes shown to be due on such Tax Returns have been paid.  Seller has timely paid or caused to be paid all Taxes required to be paid or have made adequate reserves therefore for all taxable years or periods ending on or before the Closing Date and for the portion of the taxable year or period through and including the Closing Date in the case of any taxable period that begins before and ends after the Closing Date.  Purchaser will not incur any Transfer Taxes as a result of the sale of the Business and the Acquired Assets hereunder.

(b)                                 There are no Encumbrances for Taxes upon any of the Acquired Assets except for statutory liens for Taxes not yet due.

(c)                                  Other than any Tax Returns that have not yet been required to be filed, Seller has made available to Purchaser true and correct copies of the United States federal income Tax Return and any material state, local or foreign Tax Return filed by Seller for each of the taxable years ended December 31, 2001, 2002, and 2003.

(d)                                 Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)                                  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Member, or other third party.  Seller has withheld and remitted in a timely manner all sales and use taxes required to be collected from third persons.

(f)                                    None of Seller or any Member or manager (or employee responsible for Tax matters) of Seller expects any authority to assess additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Liability related to Tax matters of Seller either (i) claimed or raised by any authority in writing or (ii) as to which Seller and the Members and managers (and employees responsible for Tax matters) of Seller has Knowledge based upon personal contact with any agent of such authority.

(g)                                 Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)                                 The unpaid Taxes of Seller (i) did not, as of December 31, 2003, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between the book and Tax income) set forth on the face of Seller’s December 31, 2003 balance sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing their Tax Returns.

(i)                                     Seller is not a party to any Tax allocation or sharing agreement.  Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has no liability for the Taxes of any Person (other than Seller) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

Section 4.25                                Intellectual Property.

(a)                                  Section 4.25(a) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property and Computer Software used or held for use in connection with the Business, together with all licenses related to the foregoing, whether Seller or the Business is the licensee or licensor thereunder.

(b)                                 Seller is the sole and exclusive owner or valid licensee of all Intellectual Property, free and clear of all Encumbrances.

(c)                                  All patents, registrations and applications for Intellectual Property that are owned by Seller or are used in and are material to the conduct of the Business as currently conducted (i) are valid, subsisting, in proper form and are enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no patent, registration or application therefore to the Knowledge of Seller is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

(d)                                 Seller owns or has the valid right to use all of the Intellectual Property used by it or held for use by it in connection with its business.  To the Knowledge of Seller, there are no conflicts with or infringements of any Intellectual Property by any third party.  The conduct of the Business as currently conducted to the Knowledge of Seller, does not conflict with or infringe in any way on any proprietary right of any third party.  There is no claim, suit, action or proceeding pending or, to the Knowledge of Seller, threatened against Seller or the Business (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(e)                                  The Computer Software used by the Business was either (i) developed by employees of Seller or the Business within the scope of their employment, (ii) developed on behalf of Seller or the Business by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in Seller or the Business, as the case may be, pursuant to written agreements or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which neither of Seller nor the Business is in material breach.

(f)                                    All consents, filings, and authorizations by or with Governmental Entities or third parties necessary with respect to the consummation of the Transactions, as they may affect the Intellectual Property, have been obtained.

(g)                                 Neither Seller, nor the Business, has entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intellectual Property or, to the Knowledge of Seller, any Intellectual Property licensed by Seller or the Intellectual Property of any third party, except as contained in any license agreements listed in Section 4.25(g) of the Disclosure Schedule.

(h)                                 Neither Seller, nor the Business, is, nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property, as long as the Required Consents set forth in Section 4.5 of the Disclosure Schedule are obtained.

Section 4.26                                Labor Matters.

(a)                                  There is no labor strike, dispute, campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against or affecting the Business or Seller, and during the past five years there has not been any such action.

(b)                                 Except as set forth in Section 4.26 of the Disclosure Schedule, neither Seller (with respect to the Business) nor the Business is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or any practices agreed to with any labor organization or employee association applicable to employees of Seller or the Business.

(e)                                  No collective bargaining agreement which is binding on Seller (with respect to the Business) or the Business restricts any of them from relocating or closing any of their operations.

(f)                                    Except as set forth in Section 4.26(f) of the Disclosure Schedule, the Business has not experienced any work stoppage or other labor difficulty in the past 5 years.

(g)                                 A true and complete copy of each written personnel policy, rule and procedure applicable to employees of the Business is included in Section 4.26(g) of the Disclosure Schedule.

(h)                                 Each of Seller (with respect to the Acquired Assets) and the Business is and has at all times been, in compliance, in all material respects, with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Applicable Laws.

(i)                                     There is no unfair labor practice charge or complaint against Seller (with respect to the Acquired Assets) or the Business pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency.

(j)                                     There is no presently pending grievance arising out of any collective bargaining agreement or other grievance procedure.

(k)                                  To the Knowledge of Seller, no charge with respect to or relating to the Business is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(l)                                     Neither Seller (with respect to the Business) nor the Business has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business, and no such investigation is in progress.

(m)                               There are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee of Seller or the Business, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(n)                                 Since the enactment of the WARN Act,  (i) neither Seller, nor the Business, has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Business, (iii) the Business has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation and (iv) none of Business’ employees has suffered an “employment loss” (as defined in the WARN Act) during the six-month period prior to the date hereof.

(o)                                 Section 4.26(o) of the Disclosure Schedule sets forth a true and complete list of all employees and independent contractors of Seller, and includes the current annual salary being paid to each employee and independent contractor and the bonus to which each such employee or independent contractor is entitled to for the 2004 year, and the expected payment date of such bonus.

Section 4.27                                Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 4.28                                Full Disclosure.  No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Seller to Purchaser or any of its representatives (excluding financial forecasts, and other forward looking projections or information) pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.  None of Seller, its managers or the Members is aware of any fact that may, either alone or in combination with any other fact, cause a Material Adverse Effect.

ARTICLE V- REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

Section 5.1                                      Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Utah, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions.

Section 5.2                                      Authorization; Validity of Agreement; Necessary Action.  Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by Purchaser’s board of directors, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by

Purchaser of this Agreement or the consummation of the Transactions.  No vote of, or consent by, the holders of any class or series of stock is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller and Members, is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.3                                      Consents and Approvals; No Violations.  Except as set forth in Section 5.3 of the Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by it of the Transactions or compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of its articles of incorporation or bylaws, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transactions or which arise from the regulatory status of Seller.

Section 5.4                                      Brokers or Finders.  None of Purchaser nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE VI- COVENANTS

Section 6.1                                      Subsequent Actions.

(a)                                  If at any time after the Closing Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser its right, title or interest in, to or under any or all of the Acquired Assets or otherwise to carry out this Agreement, Seller and Members shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

(b)                                 After the Closing, each of Purchaser, Seller and Members shall:

(i)                                     make available to the other parties and to any taxing authority as reasonably requested all information and documents relating to Taxes of the Seller or any Taxes imposed on the Business or Acquired Assets for which the party may have liability;

(ii)                                  provide timely notice to the other parties in writing of any pending or threatened Tax Audit, assessments or litigation of any manner with respect to Seller or the Business for which the other party may have liability under this Agreement; and

(iii)                               furnish the others with copies of all correspondence received from any taxing authority in connection with any Tax Audit or information request with respect to any taxable period for which the other may have liability under this Agreement.

(c)                                  In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers, directors, Member and managers to take, all such necessary, proper or advisable actions.

Section 6.2                                      Publicity.  The initial press release and any subsequent public disclosures regarding the transactions contemplated hereby, if any, with respect to the execution of this Agreement shall be as determined by Purchaser.  Neither Seller nor Members shall make any public announcement regarding this Agreement or the transaction contemplated hereby without the prior written approval of Purchaser.

Section 6.3                                      Waiver of Bulk Sales Requirement.  Each party waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.  Seller and Members, jointly and severally, agree to pay and discharge in due course and will indemnify and save harmless Purchaser from and against all claims made by creditors of Seller, including expenses and attorneys’ fees incurred by Purchaser in defending against such claims, except those expressly assumed by Purchaser pursuant hereto.

Section 6.4                                      Completion of Non-assignable Contracts.  Seller and Members shall use their commercially reasonable efforts to obtain any consent, approval or amendment required to negotiate and/or assign any contract or agreement included in the Acquired Assets, or any other Acquired Asset to be assigned to Purchaser hereunder and Purchaser shall use all commercially reasonable efforts to fulfill Seller’s obligations under such contracts.  Seller shall keep Purchaser reasonably informed from time to time of the status of the foregoing and Purchaser shall cooperate with Seller in this regard.  To the extent that the rights of Seller under any contract or agreement included in the Acquired Assets, or under any other asset to be assigned to Purchaser hereunder, may not be assigned without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would be unlawful.  If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the instrument in question so that Purchaser would not acquire the benefit of all such rights, then Seller, to the maximum extent permitted by Applicable Law and the instrument, shall act as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser (including, without limitation, by entering into an equivalent arrangement).

Section 6.5                                      Tax Matters.  With respect to any ad valorem or other property taxes imposed upon or assessed with respect to any of the Acquired Assets for the tax year in which Closing occurs, Seller shall pay the portion of such taxes that relate to the period ending on the Closing Date (determined on a daily pro rated basis).

Section 6.6                                      Further Assurances.  Each party shall cooperate with the other, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents (including Required Consents), approvals or authorizations of any Governmental Entity or other regulatory authority or any other Person under any Permit, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 6.7                                      Restrictions on Transfer of Warrant and Shares Underlying Warrant.

(a)                                  The Warrant and the common stock issuable upon exercise of the Warrant (collectively with the Warrant, the “Securities”) are being acquired for investment for Seller’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same.  Seller is familiar with the phrase “acquired for investment and not with a view to distribution” as it relates to the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws and the special meaning given to such term by the Securities and Exchange Commission (the “SEC”).  Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(b)                                 Seller understands that the Securities are being issued without registration under the Securities Act on the ground that the Transactions and the issuance of Securities hereunder is exempt from registration under the Securities Act under one or more exemptions available thereunder, including, without limitation, Regulation D, and that Purchaser’s reliance on such exemption is predicated on Seller’s representations, warranties and covenants set forth herein.  Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, warranties and covenants, Seller has in mind merely acquiring the Securities or any portion thereof for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise.  Seller does not have any such intention.  Seller acknowledges that Purchaser is not required to rely on such exemption and may rely on any other exemption available to it at the time of such issuance.  Seller shall provide such additional representations, warranties and covenants as Purchaser may require in connection the reliance on any other exemption.

(c)                                  Seller has reviewed all of the public filings made by Purchaser with the SEC, and any other information that Seller considers necessary or appropriate for deciding whether to purchase the Securities.  Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the business, properties, prospects and financial condition of Purchaser and to obtain additional information necessary to verify the accuracy of any information furnished to Seller or to which Seller had access.  Seller has received no, and is not relying upon any, representations, written or oral, from Purchaser, or its officers, directors, employees, attorneys or agents.  In making the decision to accept the

Warrant as part of the consideration for the Transactions, Seller has relied solely upon independent investigations made by Seller or its representatives without assistance of Purchaser or its officers, directors, employees, attorneys or agents.  None of the following information has ever been represented, guaranteed or warranted to Seller, expressly or by implication, by any person:

(i)                                     The approximate or exact length of time that Seller will be required to hold the Securities;

(ii)                                  The percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of an investment in Purchaser; or

(iii)                               The possibility that the past performance or experience on the part of Purchaser or any affiliate, officer, director, employee or agent of Purchaser, might in any way indicate or predict the results of ownership of the Securities or the potential success of Purchaser’s operations.

(d)                                 Seller and Members are experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage as Purchaser and acknowledges that each are able to fend for himself or itself, to bear the economic risk of an investment in the Securities and each has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

(e)                                  Seller understands that neither the Securities nor any portion thereof may be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities (or such portion thereof) or an available exemption from registration under the Securities Act, the Securities and each portion thereof must be held indefinitely.  Seller is aware that neither the Securities nor any portion thereof may be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met.

(f)                                    To the extent applicable, each certificate or other document evidencing any of the Securities may be endorsed with the legends substantially in the form set forth below:

The following legends under the Securities Act:

NEITHER THIS WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS.  THIS WARRANT AND SAID SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THIS WARRANT, SAID SHARES OR ANY INTEREST THEREIN MAY BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT THERETO UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Purchaser may endorse such certificates with each legend imposed or required by its articles of incorporation, bylaws or applicable state securities laws.

Section 6.8                                      Registration of Stock Underlying Warrant.  Purchaser shall use its commercially reasonable efforts to (i) promptly following the Closing, but no later than sixty (60) days thereafter, prepare and file with the Securities and Exchange Commission one Registration Statement on Form S-3 to effect a registration covering the resale of the shares of common stock issuable upon exercise of the Warrant, and (ii) have such registration statement declared effective as soon as practicable.

Section 6.9                                      Warranty Responsibility.  From and after the Closing Date, Seller covenants to accept the liability and responsibility of any warranty, replacement or similar claims related to Products existing as of Closing.

Section 6.10                                Licenses, Contracts, Etc.  Seller and Members hereby covenant and agree to use their best efforts to assist Purchaser in obtaining the necessary licenses to operate the Business.

Section 6.11                                Consulting and Employment Agreements.  In connection with the Closing, Purchaser and each of Hale, Long and Kazee shall enter into consulting or employment agreements in forms substantially similar to those set forth as Exhibit E hereto in the case of Hale, Exhibit F hereto in the case of Long, and Exhibit G hereto in the case of Kazee.  Each of Hale, Long and Kazee hereby acknowledge and agree that Purchaser would not have entered into this Agreement but for each of Hale, Long and Kazee agreeing to the terms set forth in each of their respective consulting or employment agreements attached hereto, and in particular, to the agreement by each of Hale, Long and Kazee to the terms thereof related to covenants not to compete and similar matters.

Section 6.12                                Transition of Employee Benefit Plans.  Except for those Plans listed on Section 6.23 of the Disclosure Schedule (“Assumed Plans”), Purchaser is not assuming and shall have no Liability under or with respect to any Plans.  In the case of any Assumed Plans, Purchaser’s and Seller’s Liability shall be apportioned as follows: Purchaser shall be liable for obligations arising after the Closing and Seller shall be responsible for all obligations arising on or prior to the Closing.  From and after the date hereof, Seller shall remain responsible for offering and providing continuing group health plan coverage under COBRA to all “M&A qualified beneficiaries” within the meaning of Treasury Regulation Section 54.4980B-9 and to any other Persons entitled to such COBRA coverage with respect to the Plans, and shall not take or allow any action that would transfer Liability for such COBRA continuation coverage to Purchaser.

Section 6.13                                Member Representative.  Each of the Members acknowledge and agree that the Member Representative shall represent all Members, and each of the Members hereby designate and empower the Member Representative to act for all of the Members with respect to any matters related to this Agreement and the transactions contemplated hereby following the Closing, including, without limitation, all matters relating to notices, the Warrant, the Escrow Agreement and any related matters.  Any such act by the Member Representative shall be binding upon and enforceable against each of the Members.

ARTICLE VII- INDEMNIFICATION

Section 7.1                                      Indemnification; Remedies.

(a)                                  Seller and Members, jointly and severally, shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Purchaser Losses and all Retained Liabilities.

(b)                                 Purchaser shall indemnify and hold Seller Indemnified Persons harmless from and against Seller Losses.

Section 7.2                                      Notice of Claim; Defense.  Purchaser on one hand and Seller and Members on the other hand shall give each other prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article XII, together with the estimated amount of such claim, and Seller shall have the right to assume the defense (at Seller’s expense) of any such claim through counsel of Seller’s own choosing by so notifying Purchaser within 30 days of the first receipt by Seller of such notice from Purchaser; provided, however, that any such counsel shall be reasonably satisfactory to Purchaser.  Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice.  If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and Seller exists in respect of such third-party claim, Seller shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to eliminate such conflict.  Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above).  If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense.  If Seller chooses to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Seller, the retention, and the provision to Seller, of records and information reasonably relevant to such third-party claim, and making employees of the Business available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  If Seller chooses to defend or prosecute any third-party claim, Purchasers shall agree to any settlement, compromise or discharge of such third-party claim that Seller may recommend and that, by its terms, discharges Purchaser and any of its Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, Seller shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting Purchaser or any of its Affiliates or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim.

Section 7.3                                      Survival of Indemnification Claims.  The indemnification obligations set forth in this Article XII shall survive the Closing.

Section 7.4                                      Tax Effect of Indemnification Payments.  All indemnity payments made by Seller to Purchaser Indemnified Persons, or by Purchaser Indemnified Persons to Seller, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Acquired Assets.

Section 7.5                                      Effect of Investigation.  The right to indemnification, payment of Purchaser Losses or for other remedies based on any representation, warranty, covenant or obligation of Seller and Members contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchaser Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 7.6                                      Survival of Covenants, Representations and Warranties.  Except for the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.12, Section 4.16, Section 4.24, Section 4.27 and Section 6.5, each of which shall survive forever, the remaining representations and warranties of Seller and Members made herein or in any other documentation delivered pursuant to this Agreement and the covenants and agreements to be performed on or prior to the Closing Date shall survive until the date two years following the Closing Date; provided, that (a) expiration of a representation, warranty, covenant or agreement shall not affect the obligations of a party with respect to claims for indemnification for which notice has been given to the indemnifying party in accordance with this Article XII prior to such expiration and (b) all covenants, agreements and indemnification matters that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive the Closing Date.

ARTICLE VIII- MISCELLANEOUS

Section 8.1                                      Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.  Seller and Members are expressly responsible for the payment of all Transfer Taxes arising from the transactions contemplated hereunder.

Section 8.2                                      Amendment and Modification.  This Agreement may be amended, modified and supplemented in any respect, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 8.3                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, sent by first-class mail with return receipt or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to Purchaser, to:

Merit Medical Systems, Inc.

Attn: President

1600 West Merit Parkway

South Jordan, Utah 84095

with a copy (which shall not constitute notice) to:

Parr Waddoups Brown Gee & Loveless

Attn:  Scott W. Loveless

185 South State Street, Suite 1300

Salt Lake City, Utah 84111

Telecopy:  (801) 532-7750

and

If to Seller, to:

MedSource Packaging Concepts, LLC

C/o Robert E. Hale

14121 Helmsley Road

Midlothian, VA 23113

Attention: Manager or Members

Telecopy: (804) 267-1875

with a copy (which shall not constitute notice) to:

Gordon D. Fronk, Esq.

Suite 700 Nottingham Centre

502 Washington Avenue

Towson, Maryland 21204

Telecopy: (410) 823-0451

If to the Member Representative, to:

Robert E. Hale

14121 Helmsley Road

Midlothian, VA 23113

Telecopy:  (801) 379-7575

or to such other address as a party may from time to time designate in writing in accordance with this section.  Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the business day it is received, if sent by personal delivery, or (b) on the first business day after sending, if sent priority overnight by a nationally recognized overnight courier, properly addressed and prepaid, or (c) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt.

Section 8.4                                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5                                      Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Disclosure Schedule and other schedules, annexes, and exhibits hereto (a) constitute the entire agreement and supercede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

Section 8.6                                      Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 8.7                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to the principles of conflicts of law thereof.

Section 8.8                                      Enforcement; Venue.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Utah or in Utah state court, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in Salt Lake County in the State of Utah or any Utah state court located in Salt Lake County in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than as set forth above.

Section 8.9                                      Election of Remedies.  Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit

Purchaser or any of the Purchaser Indemnified Persons on the one hand, or Seller or any of the Seller Indemnified Persons on the other hand, in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 8.10                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in their sole discretion, any or all of their rights and interests hereunder to any Affiliate of Purchaser.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.11                                Headings.  The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12                                Attorneys’ Fees.  If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Purchaser, Seller, Members and the Member Representative have executed this Agreement or caused this Agreement to be executed by their respective officers, members or managers thereunto duly authorized as of the date first written above.

PURCHASER:

Merit Medical Systems, Inc.,
a Utah corporation

By:
Fred P. Lampropoulos
President and CEO

SELLER:

MEDSOURCE PACKAGING CONCEPTS, LLC,
a Virginia limited liability company

By:
Robert E. Hale
President

MEMBERS:

Robert E. Hale,
an individual resident of the Commonwealth of Virginia

Charles Long,
an individual resident of the Commonwealth of Virginia

Gary W. Kazee,
an individual resident of the Commonwealth of Virginia

Willis P. Blackwood,
an individual resident of the Commonwealth of Virginia

Robert C. Walker,
an individual resident of the Commonwealth of Virginia

Tommy J. West,
an individual resident of the Commonwealth of Virginia

David T. Richardson,
an individual resident of the Commonwealth of Virginia

MEMBER REPRESENTATIVE:

Robert E. Hale
an individual resident of the Commonwealth of Virginia

EXHIBIT A

Seller’s Liabilities

[see attached]

EXHIBIT B

Form of Warrant

[see attached]

EXHIBIT C

Form of Escrow Agreement

[see attached]

EXHIBIT D

Purchase Price Allocation

[see attached]

EXHIBIT E

[Hale Agreement]

[see attached]

EXHIBIT F

[Long Agreement]

[see attached]

EXHIBIT G

[Kazee Agreement]

[see attached]